EXHIBIT 10.2

P. H. GLATFELTER COMPANY

Performance Share Award Certificate

______________________________________________________________________________

Award Number:  ____-PSA-01

Award Date:  ____________

Award Type:  Performance Share

Number of Performance
Shares granted at Target:1  ________________________

Performance Period:  ________________________

Vesting Date:	December 31, ____

Method of Payment:	If vested and earned, this Performance Award will be paid in shares of Common Stock.

THIS CERTIFIES THAT P. H. Glatfelter Company, a Pennsylvania corporation (the “Company”) has, on the Award Date specified above, granted to:

Name

(the “Participant,” as defined in the Plan) a Performance Share Award (the “Award”) subject to the terms of this Award Certificate and the Company’s Amended and Restated Long-Term Incentive Plan as amended effective __________ (the “Plan”). Capitalized terms used in this Award Certificate without definition will have the meanings set forth in the Plan.

Each Performance Share, if vested and earned, will entitle the Participant to receive one (1) share of the Company’s Common Stock. In the event of any conflict between the terms of the Plan and this Award Certificate, the terms of the Plan will prevail.

[1]

The actual number of Performance Shares earned by the Participant will be determined following the Vesting Date based on the achievement of the Performance Goals as described in Section 3, and may be different than the number of Performance Shares granted.

1.Vesting of Performance Shares. The Performance Shares (and any Deemed Dividends with respect to such Performance Shares as set forth in Section 4) will vest and be earned based on the achievement of the Company’s performance goals outlined below (the “Performance Goals”) and the Participant’s continued employment or service with the Company or one of its subsidiaries through the Vesting Date unless otherwise noted in the case of Retirement, Death, or Disability as outlined in Section 5(b). The Company’s Board of Directors (the “Board”) will determine whether the Performance Goals have been achieved. Except in the case of the Company’s CEO whose compensation is determined by the Board, the number of Performance Shares earned by the Participant will be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”), based on the level of achievement of the Performance Goals as more fully described in Section 3. These determinations will be made no later than March 15, _____.

2.Performance Goals. The Company must meet or exceed the applicable threshold Performance Goal listed below for any portion of the Performance Shares to be earned.  An additional year of service is required after the performance period for vesting to be complete.

Performance Goals
(For the Performance Period
beginning ______ and ending ________)

Performance Shares – Financial Targets
40% Adjusted EBITDA (1)				60% ROCE (2)
Cumulative Adjusted EBITDA ($M) (% of Target)			Payout (as % of Target)	ROCE (2 Year Average) (% of Target)			Payout (as % of Target)
Maximum	$xx	(140%)	200%	Maximum	x%	(140%)	200%
Target	$xx	(100%)	100%	Target	x%	(100%)	100%
80% of Target	$xx	(80%)	40%	80% of Target	x%	(80%)	40%
Threshold	$xx	(60%)	20%	Threshold	x%	(60%)	20%
< Threshold	$xx	(<60%)	0%	< Threshold	x%	(<60%)	0%
(1)	Target is established at ___% of ____ and ____ Cumulative Adjusted EBITDA based on ____ strategic plan of $______
(2)	ROCE target of ___% is tied to ____ strategic plan

For purposes of this Award Certificate, the terms above will have the following meanings:

“Cumulative Adjusted EBITDA” means the Company’s cumulative adjusted earnings before interest, taxes, depreciation and amortization during the Performance Period, as determined by the Committee. EBITDA is generally equal to the Company’s revenues minus its costs, after excluding from such costs interest expense, taxes, depreciation and amortization and pension income or pension expense, subject to adjustment as contemplated by the Plan.

“2-year Average ROCE” means the Company’s average annual percentage return on capital employed during the Performance Period, as determined by the Committee. ROCE is generally calculated as the tax-effected value of earnings before interest and taxes (EBIT) divided by the Company’s total capital outstanding, subject to adjustment as contemplated by the Plan.

3.Determination of Achievement of Performance Goals. No later than March 15, ____, the Board will determine whether the Performance Goals have been achieved, and the level of such achievement, and the Committee (or the Board in the case of the Company’s CEO) will determine the number of Performance Shares earned, if any. The number of Performance Shares to be earned will be based on the degree of achievement of the Performance Goals according to the following guidelines and provided the vesting requirement is met:

Company Performance:	2-year Cumulative Adjusted EBITDA (40% Weighting)	2-year Average ROCE (60% Weighting)
Is at target	40% of the performance shares would be payable	60% of the performance shares would be payable
Meets threshold Performance Goal	8% of the performance shares would be payable	12% of the performance shares would be payable
Exceeds the threshold Performance Goal but is less than target	Payout would be interpolated between threshold and target	Payout would be interpolated between threshold and target
Meets or exceeds the maximum Performance Goal	80% of the performance shares would be payable	120% of the performance shares would be payable
Exceeds the target Performance Goal but is less than maximum	Payout would be interpolated between target and maximum	Payout would be interpolated between target and maximum

The Committee (or the Board in the case of the Company’s CEO) has the discretion to reduce (but not increase) some or all of the number of shares of Common Stock that would otherwise be earned as a result of satisfying the Performance Goals. In making this determination, the Committee may take into account any factors it determines are appropriate, including but not limited to Company, business unit or individual performance.

4.Dividends on Performance Shares. During the period from the Award Date to the issue of shares of Common Stock, the Participant will be credited with deemed dividends (a “Deemed Dividend”) in an amount equal to each cash dividend payable after the Award Date, just as though the Participant, on the record date for payment of the dividend, had been the holder of record of shares of Common Stock equal to the number of Performance Shares at target (adjusted as described in the following sentence) represented by this Award Certificate. The Deemed Dividends will be converted to additional Performance Shares, rounded down to the nearest whole number, by dividing the Deemed Dividends by the Fair Market Value of one share of Common Stock on the date the cash dividend to which it relates is paid. The Company will establish a bookkeeping record to account for the Deemed Dividends and additional Performance Shares to be credited to the Participant. The additional Performance Shares represented by Deemed Dividends are subject to the same vesting and performance requirements as the other Performance Shares, including without limitation the requirement that the applicable Performance Goals have been achieved.

5.Separation from Service Prior to the Vesting Period.

(a)	In General. Subject to paragraphs (b) and (c) below, if, prior to the Vesting Date, the Participant ceases to be an employee of, or to provide services to, the Company or any of its subsidiaries for any reason (whether voluntarily or involuntarily) then this Performance Shares Award will be immediately and irrevocably forfeited.

(b)

Retirement, Death or Disability. Notwithstanding the foregoing, if the Participant has a Separation from Service due to the death or Retirement of the Participant, or a termination of service due to Disability (whether or not a Separation from Service), and such event takes place on or after January 1, 2018 but prior to the end of the Performance Period, then the Participant will be entitled to receive a pro-rated Performance Share Award following the end of the Performance Period, provided that the Performance Goal(s) are determined to have been achieved. Such pro-ration will be determined by multiplying the number of Performance Shares the Participant would have received by a fraction, the numerator of which equals the number of days that elapse between the first day of the Performance Period and the date of death, Retirement, or Disability commencement, and the denominator will equal the total number of days in the Performance Period.

(c)

Impact of a Change in Control. In the event of a Change in Control in which the Company is not the surviving entity, this Performance Share Award will be deemed to be earned at the greater of target or actual performance through the date of the Change in Control, as determined by the Board, for each Performance Goal and will be replaced with the common stock of the surviving entity (“Replacement Performance Shares”). The number of Replacement Performance Shares will be calculated based on the Fair Market Value of the Company’s Common Stock at the date of the Change in Control divided by the fair market value of the surviving entity’s common stock on such date. If the Replacement Performance Shares are not issued for any reason, or if the common stock of the surviving entity is not publically traded at the date of the Change in Control, then, all Performance Shares will be deemed to be earned upon the occurrence of the Change in Control at the greater of target or actual performance through the date of the Change in Control, as determined by the Board.

The Participant’s right to such Replacement Performance Shares will not vest unless and until the Participant has remained in continuous employment with the Company or a subsidiary, or the Company’s successor or a subsidiary, through the Vesting Date unless otherwise noted in the case of Retirement, Death, or Disability as outlined in Section 5(b). Notwithstanding the foregoing, if the Participant has (i) an involuntary Separation from Service, other than for Cause, with the Company or the surviving entity following a Change in Control or (ii) a voluntary Separation from Service for Good Reason following a Change in Control, the requirement of continued employment through the Vesting Date will be waived and the Participant will be deemed vested with respect to payment of the Replacement Performance Shares on the date of Separation from Service.

The terms and provisions of this Certificate will continue to apply to the Replacement Performance Shares when issued. In addition, if the Participant remains in continuous employment with the Company or its successor, or a subsidiary of the Company or its successor, through the Vesting Date, the Participant will be entitled to receive a value restoration payment with respect to such Replacement Performance Shares as are deemed vested on such Vesting Date (a “Value Restoration Payment”). The Value Restoration Payment will be equal to the difference between the fair market value of the surviving entity’s common stock on the date of the Change in Control and, if less, the fair market value of the surviving entity’s common stock on the Vesting Date (which will be determined to mean the date of the Participant’s involuntary Separation from Service other than for Cause, or voluntary Separation from Service for Good Reason, as described in the last sentence of the paragraph immediately above). For example, if the surviving entity’s common stock fair market value is $20.00 per share on the date of the Change in Control and is $15.00 per share on the Vesting Date, the Participant will be entitled to receive a Value Restoration Payment equal to $5.00 per Replacement Performance Share. Any such Value

Restoration Payment will include interest (at the prime rate of interest of the Company’s principal bank in effect on the vesting date for the period between the date of the Change in Control and the Vesting Date), and will be paid in cash within thirty (30) days after the Vesting Date.

6.Restriction on Transfer. No rights under this Performance Shares Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition of Performance Shares or other rights under this Performance Shares Award will be void and unenforceable against the Company and will result in the immediate forfeiture of such Performance Shares Award and rights. Notwithstanding the foregoing, the Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any shares of Common Stock issued with respect to the Performance Shares Award upon the death of the Participant.

7.Payment of Performance Shares. Payment in respect of the vested and earned Performance Shares will be made to the Participant no later than March 15, _____ but only to the extent it is determined that the applicable Performance Goal(s) and other requirements set forth herein have been met. Payment of vested and earned Performance Shares will be made in shares of Common Stock. The number of shares issued will be rounded down to the next whole number of shares and the Company will issue the shares, in book-entry form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in satisfaction of the Performance Shares, the number of shares of Common Stock equal to the number of vested and earned Performance Shares.

The Company will take such actions as it deems appropriate to ensure all applicable federal, state, local or foreign payroll, withholding, income or other taxes are withheld or collected from the Participant. In accordance with the terms of the Plan, the Committee hereby confirms that the Participant may elect to satisfy the Participant’s federal, state, local and foreign tax withholding obligations arising from the receipt of, or the vesting of, Performance Shares by (i) delivering check or money order payable to the Company in any amount equal to the federal, state, local or foreign taxes the Company determines is required to satisfy its minimum withholding obligations, or (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such federal, state, local or foreign taxes the Company determines is required to satisfy its minimum withholding obligations. The Company will not deliver any fractional share of Common Stock but will instead round down to the next full number the amount of shares of Common Stock to be delivered. The Participant’s election must be made on or before the date that any such withholding obligation with respect to the Performance Shares arises. If the Participant fails to make a timely election, the Company will have the right to withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount the Company determines is required to satisfy its minimum withholding obligations with respect to such taxes.

8.Compliance with Code Section 409A. To the extent that distributions of Common Stock or cash in payment of this Performance Shares Award represent a “deferral of compensation” within the meaning of Internal Revenue Code of 1986, as amended (“Code”) section 409A, such distributions will conform to the applicable requirements of Code section 409A including, without limitation, the requirement that a distribution to a Participant who is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) which is made on account of the specified employee’s Separation from Service will not be made before the date which is six (6) months after the date of Separation from Service. However, distributions as aforesaid will not be determined to be a “deferral of compensation” subject to Code section 409A to the extent provided in the exception in Treasury Regulation Section 1.409A-1(b)(4) for short-term deferrals.

9.Miscellaneous.

(a)

The Award does not confer on the Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b)

The Company will not be required to deliver any shares of Common Stock upon vesting of the Performance Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(c)	Definitions. In addition to the definitions set forth in the Plan, the following definitions will apply to this Award Certificate:

“Cause” means (i) an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Company, (ii) the Participant’s willful, deliberate and continued failure to substantially perform for the Company the normal material duties related to Participant’s job position which are not remedied in a reasonable period of time after receipt of written notice from the Company, (iii) violation by the Participant of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company, which violation could result in the termination of the Participant’s employment; or (iv) the conviction of the Participant of a felony.

“Change in Control” will have the meaning set forth in the Plan.

“Good Reason” means (i) a material diminution in the Participant’s base salary, or (ii) a material change in the geographic location at which the Participant must perform services (for this purpose, a requirement that the Participant’s services be performed at a location less than forty (40) miles from the location where the Participant previously performed services will not be considered a material change); provided that within ninety (90) days after the occurrence of any of the events listed in clauses (i) or (ii) above the Participant delivers written notice to the Company of his/her intention to terminate his/her employment for Good Reason specifying in reasonable detail the facts and circumstances deemed to give rise to the Participant’s right to terminate his/her employment for Good Reason and the Company will not have cured such facts and circumstances within thirty (30) days after delivery of such notice by the Participant to the Company (unless the Company will have waived its right to cure by written notice to the Participant) and provided further that the Participant in fact has a Separation from Service no later than thirty (30) days following the expiration of the cure period.

“Retirement” will mean the retirement of an employee from employment with the Company and all affiliates on or after attaining age 65, or on or after attaining age 55 with a minimum of ten (10) years of service

A copy of the Amended and Restated Long-Term Incentive Plan is available by request to the office of the Corporate Secretary.

P. H. GLATFELTER COMPANY

By my signature below, I hereby acknowledge receipt of this Award Certificate on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge that I reviewed the Plan and agree to conform to all of the terms and conditions of the Award Certificate and the Plan.

Signature: ______________________________Date:

                 Name